UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 Or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 27, 2008

Image Sensing Systems, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	000-26056	41-1519168
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Spruce Tree Centre, 1600 University Avenue West, St. Paul, Minnesota		55104
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (651) 603-7700

__________________________________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(e)         On March 27, 2008, the Compensation and Stock Option Committee of the Board of Directors of Image Sensing Systems, Inc. (the “Company”) adopted changes to the 2008 salaries and potential bonuses for Kenneth R. Aubrey, the Company’s President and Chief Executive Officer, and Gregory R. L. Smith, its Chief Financial Officer. Specifically, the Compensation and Stock Option Committee approved salaries, effective January 1, 2008, of $225,000 for Mr. Aubrey and $154,000 for Mr. Smith and 2008 annual cash incentive tiers for threshold/target/superior performance of $36,000/$72,000/$108,000 for Mr. Aubrey and $18,000/$36,000/$54,000 for Mr. Smith. The 2008 annual cash incentive program is similar to the 2007 program except that incentives have been added related to the performance of the RTMS® product line the Company acquired in December 2007. In addition, on March 27, 2008, the Compensation and Stock Option Committee granted options to Mr. Aubrey to purchase 18,000 shares of common stock and to Mr. Smith to purchase 9,000 shares. The options were granted under the 2005 Stock Incentive Plan; have a contractual term of six years; vest as to 25% of the shares subject to the option on the first, second, third and fourth anniversary dates of the date of grant so long as the officer is then an employee of the Company; and have an exercise price of $12.37, which is equal to the closing price of the Company’s common stock on March 26, 2008 as reported on The NASDAQ Capital Market.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Image Sensing Systems, Inc.
Date: March 28, 2008	By	/s/ Gregrory R. L. Smith
Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)